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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                              Streamline.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   86329-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/00
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[X]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)


        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages
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CUSIP No. 86329-10-9
          ----------

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        1)     Names of Reporting Persons
               I.R.S. Identification Nos. of Above Persons (Entities Only) Nordstrom, Inc.
               I.R.S. #91-0515058
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        2)     Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)    [ ]
               (b)    [ ]
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        3)     SEC Use Only

--------------------------------------------------------------------------------
        4)     Citizenship or Place of Organization     State of Washington

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Number of Shares Beneficially Owned by Each Reporting Person With:

        5)     Sole Voting Power                 7,441,740
                                  ------------------------
        6)     Shared Voting Power               0
                                    ----------------------
        7)     Sole Dispositive Power            7,441,740
                                       -------------------
        8)     Shared Dispositive Power          0
                                         -----------------
--------------------------------------------------------------------------------
        9)     Aggregate Amount Beneficially Owned by Each Reporting Person
               7,441,740
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        10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain
               Shares (See Instructions) [ ]
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        11)    Percent of Class Represented by Amount in Row 9
               33.2%
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        12)    Type of Reporting Person (See Instructions)
               CO
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ITEM 1.

        (a)    Name of Issuer:

                       Streamline.com, Inc.
               ----------------------------------

        (b)    Address of Issuer's Principal Executive Offices:

                       27 Dartmouth Street, Westwood, Massachusetts 02090
               ----------------------------------------------------------------

ITEM 2.

        (a)    Name of Person Filing:            Nordstrom, Inc.
                                       -------------------------------------

        (b)    Address of Principal Business Office or, if none, Residence:

               ----------------------------------------------------------------

        (c)    Citizenship:        N/A
                            ----------------

        (d)    Title of Class of Securities:    Common Stock, $0.01 par value
                                              ---------------------------------

        (e)    CUSIP Number:    86329-10-9
                             -----------------

ITEM           3. If this statement is filed pursuant to Section 240.13d-1(b) or
               Section 240.13d-2(b) or (c), check whether the person filing is a:

        (a)    [ ]  Broker or dealer registered under Section 15 of the Act;

        (b)    [ ]  Bank as defined in Section 3(a)(6) of the Act;

        (c)    [ ]  Insurance Company as defined in Section 3(a)(19) of the Act;

        (d)    [ ]  Investment Company registered under Section 8 of the
                    Investment Company Act of 1940;

        (e)    [ ]  An Investment Advisor in accordance with Section
                    240.13(d)-1(b)(1)(ii)(E);

        (f)    [ ]  An Employee Benefit Plan or Endowment Fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

        (g)    [ ]  A Parent Holding Company or control person in accordance with Section 240.13d-1(b)(ii)(G);

        (h)    [ ]  A Savings Association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)    [ ]  A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

        (j)    [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP.

        (a)    Amount Beneficially Owned:     7,441,740
                                           -----------------

        (b)    Percent of Class:          33.2%
                                  ----------------------

        (c)    Number of shares as to which such person has:


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               (i)    Sole power to vote or to direct the vote    7,441,740
                                                               ----------------

               (ii)   Shared power to vote or to direct the vote      0
                                                                ---------------

               (iii)  Sole power to dispose or to direct the disposition of
                       7,441,740
                      -------------

               (iv)   Shared power to dispose or to direct the disposition of
                          0
                      -----------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10.       CERTIFICATION.

        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                   February 13, 2001
                                     -------------------------------------------
                                                          Date


                                                 /s/ BLAKE W. NORDSTROM
                                     -------------------------------------------
                                                    Nordstrom, Inc.
                                                    By: Blake W. Nordstrom
                                                    Its: President


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